Dalton Investments LLC

Code of Ethics

CODE OF ETHICS

Most Recent Amendment Date: April 2017

Rule 204A-1 under the Investment Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding: (1) fiduciary duty to its clients; (2) compliance with all applicable Federal Securities Laws; (3) reporting and review of personal securities transactions and holdings; (4) reporting of violations of the Code; and (5) distribution of the Code to all Dalton Personnel. “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Fiduciary Standards and Compliance with the Federal Securities Laws

As an investment adviser, Dalton is a fiduciary and all Dalton Personnel are expected to act with competence, dignity, integrity, and in an ethical manner including interactions with Dalton’s prospective or existing clients (the “Clients”), colleagues, business associates and the public as a whole. This means you are expected to adhere to the highest standards with respect to any potential conflicts of interest and note that as fiduciaries, neither Dalton nor you should benefit at the expense of any Client. You should notify the CCO promptly about any practice that you believe creates, or gives the appearance of, a material conflict of interest. Sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing may be warranted for Code or compliance violations. Of course, compliance violations may also subject you to severe civil, regulatory or criminal sanctions.

Reporting Violations

You should promptly raise with the CCO, either in person or anonymously any improper or suspicious activities, including any suspected violations of Dalton’s code of ethics (the “Code”) you believe have or may occur. Impropriety, including the appearance of impropriety, could harm Dalton’s business. The CCO reports directly to the CEO and is responsible for investigating potential compliance problems. Retaliation for report of a potential compliance violation is strictly prohibited and may be cause for corrective action, up to and including dismissal.

Conflicts of Interest

You are expected to use good judgment in identifying and responding appropriately to actual or apparent conflicts – including between or among Dalton’s Clients. Please discuss with the CCO if you believe that a conflict of interest has not been identified or appropriately addressed.

Reportable Securities

Dalton requires Dalton Personnel to provide periodic reports regarding transactions and holdings in all securities other than the below (other than the below, “Reportable Securities”). The following are not Reportable Securities:

  Direct obligations of the Government of the United States.

  Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

  Shares issued by money market funds.

Other than Reportable Funds, shares issued by open-end investment companies registered in the
U. S. A “Reportable Fund” is (i) any fund for which Dalton serves as an investment adviser (as defined in section 2(a)(20) of the Investment Company Act of 1940), (ii) any fund whose investment adviser or principal underwriter controls Dalton, is controlled by Dalton, or is under common control with Dalton. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

  Interests in 529 college savings plans (please note that such plans are reportable if Dalton or a control affiliate manages, distributes, markets or underwrites the plan).

Exchange-traded funds or ETFs and ETNs are somewhat similar to open-end registered investment companies but are always Reportable Securities (Please see below for reporting & pre-clearance of ETF/ETN trades). The PTCC electronic system is used for all reporting requirements and compliance certifications.

Reporting & Pre-clearance Procedures

As a fiduciary charged with managing our clients investments, Dalton discourages active trading of personal accounts. Accordingly, all Reportable Securities are required to be precleared through the PTCC system, including without limitation single name public and private securities, including directly or indirectly acquiring beneficial ownership in Initial Public Offerings or Limited Offerings. ETFs/ ETNs are excepted from the pre-clearance policy but all trades and holdings must be reported through PTCC. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

Quarterly reports and written certifications regarding your Reportable Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts may be electronically certified through PTCC.

The PTCC system provides for electronic feeds from cooperating broker-dealers. You are required to certify that all information provided by your respective broker-dealers is accurate and contains all Reportable Securities holdings and transactions.

The CCO will periodically review personal securities trading activity.

Accounts Covered by the Policies and Procedures

All investment accounts in which you have a beneficial ownership, beneficial interest, or investment discretion must be reported and certified through PTCC– including:

-    Accounts that do not permit trading in Reportable Securities (as defined above)

- Accounts not subject to your investment discretion- over which you have any beneficial ownership interest- including accounts held by immediate family members in your household.
Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

- An employee has a “beneficial interest” in an account if they may profit or share in the profit from transactions. In general, a person is regarded as having direct or indirect beneficial interest in securities held in his or her name, as well as:

o	in the name of an immediate family member.

o	in his or her name as trustee for himself or herself or for his or her immediate family member.

o	in a trust in which he or she has a beneficial interest or is the settlor with a power to revoke.

o	by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit.

o	in the form of acquisition rights of such security through the exercise of warrants, options, rights, or conversion rights.

o	by a corporation which he or she uses as a personal trading medium.

o	by a holding company which he or she controls.

o	any other relationship in which a person would have beneficial ownership under Rule 16a-
1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest shall apply to all securities which any member of Dalton Personnel (an “Access Person”) has or acquires.

There are limited exceptions from certain reporting requirements. Specifically, you are not required to submit:

  Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

  Any reports with respect to Securities held in accounts over which you have no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis without input from you on securities transactions.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, and may provide employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Dalton Personnel. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Dalton’s Code, absent reliance on the reporting exception.

Reliance on this independent or separately managed account exception is conditioned on Dalton’s receipt of satisfactory documentary evidence as directed by the CCO. You should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household. Dalton may, from time to time, review a sample of account statements to look for potential conflicts.

Holdings Reports

Initial Holdings Reports: Initial Holdings Reports should contain the following:

  The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

  The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

  The date that the report is submitted by the Access Person.

Annual Holdings Reports: Annual Holdings Reports should contain the following:

  The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;

  The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

  The date that the report is submitted by the Access Person.

Quarterly Transaction Reports: Quarterly Transaction Reporting should contain the following:

  With respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect beneficial ownership

o	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved.

o	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition). As used herein, the “purchase” or “sale” of a security includes, among other things, the writing of an option to purchase or sell a security.

o	The price of the Reportable Security at which the transaction was effected.

o	The name of the broker, dealer or bank with or through which the transaction was effected.

o	The date that the report is submitted by the Access Person.

  With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the following should be included:

o	The name of the broker, dealer or bank with whom the Access Person established the account;

o	The date the account was established; and
o	The date that the report is submitted by the Access Person.

Books and Records

Records of personal trading shall be kept in accordance with the personal trading section of Attachment A of this document.

Disclosure of the Code of Ethics

Our Code is summarized in Part 2 of Dalton’s Form ADV. Please contact the CCO regarding any Client requests for copies of our Code.

Unlawful Actions

As referenced in Investment Company Act Rule 17j-1.

It is unlawful for any affiliated person of an investment adviser in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by Dalton:

1.	To employ any device, scheme or artifice to defraud Dalton or its clients.
2.

To make any untrue statement of a material fact to Dalton or its clients or omit to state a material fact necessary in order to make the statements made Dalton or its clients, in light of the circumstances under which they are made, not misleading.

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Dalton or its clients; or
4.	To engage in any manipulative practice with respect to Dalton or its clients.

Additional Restrictions

Black-Out Periods: No Access Person may execute a securities transaction on a day during which a Dalton account has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. Portfolio managers are prohibited from purchasing or selling a security within seven (7) days before and after a transaction in that security by the fund. If trades of such securities occur during the black-out period, they should be unwound. If unwinding is not possible, then all profits from the trading should be disgorged to a charitable organization.

Short Term Trading: No Access Persons shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days.

Acquisition of Shares in companies that Investment Personnel hold through Limited Offerings: If investment personnel have been authorized to acquire securities in a limited offering then they must disclose that investment when they are involved in Dalton’s subsequent consideration of an investment in that issuer, and the Dalton’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interests in that issuer.